Exhibit 10.1
November 10, 2014

To: Keith Sullivan

Re: Promotion

Dear Keith:

The purpose of this letter is to outline the details of your promotion with ZELTIQ Aesthetics Inc. (the “Company”). Upon acceptance by you, this letter shall constitute an agreed upon understanding between you and the Company. Unless specifically listed below, all other aspects of your employment with the Company shall remain unchanged.

Effective Date:	This new position is effective November 10, 2014.

Position:	Senior Vice President and Chief Commercial Officer, reporting to me.

Compensation:	There is no change to your cash compensation at this time.

Equity:
The Company’s Compensation Committee has approved an equity grant of 10,000 (ten thousand) Restricted Stock Units (“RSUs”). The RSU’s shall vest over 4 (four) years with 25% (twenty five percent) of the shares vesting on each of November 6, 2015, November 6, 2016, November 6, 2017, and November 6, 2018. The RSU’s will be subject to the terms and conditions applicable to RSU’s granted under the Company’s 2011 Equity Incentive Plan, and as described in that plan and the applicable equity agreement.

Employment At Will:
All Zeltiq employees are employed on an “at-will” basis. Your employment with the Company is voluntarily entered into and is for no specified period. As a result, you are free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Congratulations again and thank you for your ongoing contributions to the Company!

Sincerely,
Agreed to and accepted:

/s/ Mark Foley	/s/ Keith Sullivan	11/13/14
Mark J. Foley	Keith Sullivan	Date
President & Chief Executive Officer